Exhibit 99.1

1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2016 RESULTS

LINCOLN, Nebraska (August 2, 2016) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the second quarter of 2016.

●	Net New Sales $5.8 million
●	Total Contract Value $114.0 million
●	Revenue up 7% to $26.1 million
●	Net Income of $4.6 million, up 12%

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Our Voice of the Customer platform is bringing to life for our partner organizations a variety of enterprise-wide use cases which enhance customer loyalty. These innovative solutions are distancing National Research from other more traditional offerings and we will continue to accelerate investments.”

Revenue for the quarter ended June 30, 2016, was $26.1 million, compared to $24.5 million for the same quarter in 2015. Net income for the quarter ended June 30, 2016, was $4.6 million, compared to $4.1 million for the quarter ended June 30, 2015. Diluted earnings per share increased to $0.11 for Class A shares and $0.64 for Class B shares for the quarter ended June 30 2016, from $0.10 for Class A shares and $0.57 for Class B shares for the quarter ended June 30, 2015. Combined diluted earnings per share (a non-GAAP measure) increased to $0.18 for the quarter ended June 30, 2016, from $0.16 for the second quarter 2015.

Regarding second quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We are encouraged by the continued trends both in the second quarter and on a year-to-date basis of increased revenue growth rates along with leveraging of revenue growth to expand our operating income margin.”

NRC Announces Second Quarter 2016 Results

August 2, 2016

A listen-only simulcast of National Research Corporation’s 2016 second quarter conference call will be available online at http://edge.media-server.com/m/p/ztkgrv4d on August 3, 2016, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 35 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Second Quarter 2016 Results

August 2, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue	$26,114	$24,464	$53,984	$50,734

Operating expenses:
Direct expenses	10,734	10,440	22,273	22,239
Selling, general and administrative	7,270	6,636	14,627	14,263
Depreciation and amortization	1,092	1,024	2,060	2,039
Total operating expenses	19,096	18,100	38,960	38,541

Operating income	7,018	6,364	15,024	12,193

Other income (expense):
Interest income	11	16	22	32
Interest expense	(36)	(57)	(121)	(120)
Other, net	43	2	118	2

Total other income (expense)	18	(39)	19	(86)

Income before income taxes	7,036	6,325	15,043	12,107

Provision for income taxes	2,478	2,261	4,978	4,563

Net income	$4,558	$4,064	$10,065	$7,544

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.11	$0.10	$0.24	$0.18
Class B	$0.65	$0.58	$1.44	$1.08
Diluted Earnings Per Share:
Class A	$0.11	$0.10	$0.24	$0.18
Class B	$0.64	$0.57	$1.41	$1.07

Weighted average shares and share equivalents outstanding
Class A - basic	20,711	20,790	20,711	20,791
Class B - basic	3,508	3,478	3,498	3,478
Class A - diluted	20,992	21,029	21,002	21,031
Class B - diluted	3,565	3,522	3,557	3,523

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NRC Announces Second Quarter 2016 Results

August 2, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	June 30,	Dec. 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$27,192	$42,145
Accounts receivable, net	11,075	9,808
Income taxes receivable	728	157
Other current assets	3,746	2,951
Total Current Assets	42,741	55,061

Property and equipment, net	11,843	11,125
Goodwill	57,946	57,792
Other, net	3,969	4,071
Total Assets	$116,499	$128,049

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,535	$3,394
Deferred revenue	16,100	14,843
Accrued compensation	3,823	4,391
Dividends payable	3,371	18,440
Income taxes payable	-	701
Notes payable	2,441	2,402
Total Current Liabilities	29,270	44,171

Non-Current Liabilities	7,571	9,656

Total Liabilities	36,841	53,827

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,646,624 in 2016 and 25,592,812 in 2015, outstanding 20,894,893 in 2016 and 20,848,168 in 2015	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,307,186 in 2016 and 4,271,413 in 2015, outstanding 3,540,521 in 2016 and 3,510,150 in 2015	4	4
Additional paid-in capital	45,645	44,103
Retained earnings	68,638	65,313
Accumulated other comprehensive loss	(2,117)	(2,995)
Treasury stock	(32,538)	(32,229)
Total Shareholders’ Equity	79,658	74,222
Total Liabilities and Shareholders’ Equity	$116,499	$128,049

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NRC Announces Second Quarter 2016 Results

August 2, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Combined Earnings Per Share
Basic Earnings Per Share	$0.19	$0.17	$0.41	$0.31
Diluted Earnings Per Share	$0.18	$0.16	$0.41	$0.31

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,220	24,268	24,209	24,269
Combined - Diluted	24,557	24,551	24,559	24,554

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